EXHIBIT 99

Respironics Receives FDA Warning Letter Related to Carlsbad, CA Facility

MURRYSVILLE, Pa., Feb 10, 2004 — Respironics, Inc. (Nasdaq: RESP) today announced that it received a warning letter from the U.S. Food & Drug Administration regarding its Carlsbad, CA manufacturing facility which manufactures the company’s Esprit® Ventilator. The warning letter follows an FDA inspection of manufacturing and reporting practices that was completed on June 27, 2003. The warning letter addresses specific observations made during the inspection including the manner in which the company dealt with and reported recalls. Following the inspection the company took action to address the FDA’s observations.

Subsequently, the company has met with FDA officials regarding the warning letter and will continue to work closely and cooperate with the agency to ensure all findings are brought to positive resolution.

The company stated that it will not be changing its financial outlook or guidance for fiscal year 2004 based on the warning letter.

Respironics is a leading developer, manufacturer and distributor of innovative products and programs that serve the global sleep and respiratory markets. Focusing on emerging market needs, the Company is committed to providing valued solutions to help improve outcomes for patients, clinicians and healthcare providers. Respironics markets its products in over 100 countries and employs more than 2,900 associates worldwide. Further information can be found on the Company’s Web site: www.respironics.com.

This document contains forward-looking statements, including statements relating to, among other things, developments in the healthcare industry, third-party reimbursement policies and practices, effectiveness of programs, future sales and acceptance of the company’s products and Power Programs™, new product development, anticipated cost savings and regulatory requirements, regulatory enforcement actions, anticipated results from acquisitions, foreign operations, growth rates of foreign markets, and anticipated levels of earnings and revenues, all of which are subject to change. Actual results may differ materially from those described in any forward-looking statements. Additional information on potential factors that could affect the company’s financial results are included in the reports filed with the SEC, including the reports on Form 10-K, 10-Q and 8-K.

SOURCE Respironics, Inc.